Exhibit 10.2

AMENDMENT TO

NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS UNDER THE

2002 FIRST DATA CORPORATION LONG-TERM INCENTIVE PLAN

Paragraph 6 of the terms and conditions of the award agreements applicable to the nonqualified stock options that were granted initially under the 2002 First Data Corporation Long-Term Incentive Plan to persons who are currently members of the Executive Committee of The Western Union Company and to persons who become members of the Corporation’s Executive Committee in the future, effective upon their becoming members of the Corporation’s Executive Committee, which stock options were converted into stock options under The Western Union Company 2006 Long-Term Incentive Plan (the “2002 LTIP Award Agreements”) are hereby amended by replacing the existing Paragraph 6 under the 2002 LTIP Award Agreements with the following new Paragraph 6:

6.	So long as you continue to be a member of the Executive Committee of the Company, you may transfer this Stock Option to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of this Stock Option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of this Stock Option shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgment by the Committee of its receipt and acceptance of such notice. If this Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution. The Committee has delegated its responsibilities under this Paragraph 6 to the Company’s General Counsel.